Exhibit 10.1

OFFICE LEASE

CORPORATE TECHNOLOGY CENTER

CARR NP PROPERTIES L.L.C.,
a Delaware limited liability company

as Landlord,

and

ERICSSON INC.,
a Delaware corporation,

as Tenant.

[CORPORATE TECHNOLOGY CENTER]
[Ericsson Inc]

EXHIBITS

A	OUTLINE OF PREMISES
B	INTENTIONALLY OMITTED
C	FORM OF NOTICE OF LEASE TERM DATES
D	RULES AND REGULATIONS
E	FORM OF TENANT'S ESTOPPEL CERTIFICATE
F	FORM OF RECOGNITION OF COVENANTS, CONDITIONS AND RESTRICTIONS
G	EFFECTIVE RATE ANALYSIS
H	FORM OF BILL OF SALE
I	FORM OF GUARANTY

(i)	[CORPORATE TECHNOLOGY CENTER] [Ericsson Inc]

INDEX

Page(s)

Alterations	18
Base Rent	10
Brokers	37
Building	6
Common Areas	6
Comparable Buildings	6
Comparable Transactions	9
Contemplated Effective Date	25
Contemplated Transfer Space	25
Current Reciprocal Easement	16
Direct Expenses	11
Estimate	14
Estimate Statement	14
Estimated Direct Expenses	14
Expense Year	11
Extension Option	8
First Refusal Commencement Date	7
First Refusal Exercise Notice	7
First Refusal Notice	7
First Refusal Space	7
First Refusal Suspension Period	8
Force Majeure	35
Future CC&Rs	16
Identification Requirements	38
Intention to Transfer Notice	25
Landlord	1
Landlord Parties	19
Landlord Repair Notice	21
Lease	1
Lease Commencement Date	8
Lease Expiration Date	8
Lease Term	8
Lease Year	8
Lines	38
Mail	36
Market Rate	9
Net Worth	26
Nine Month Period	25
Notices	36
Objectionable Name	31
Operating Expenses	11
Option Rent	9
Option Term	8
Original Improvements	20
Original Tenant	6
Other Improvements	38
Outside Agreement Date	9
Permitted Transfer	26
Permitted Transferee	26
Permitted Transferees	26

(ii)	[CORPORATE TECHNOLOGY CENTER] [Ericsson Inc]

Page(s)

Premises	6
Project,	6
Proposition 13	13
Statement	14
Subject Space	23
Summary	1
Tax Expense	13
Tenant	1
Tenant's Signs	31
Transfer Notice	23
Transferee	23

(iii)	[CORPORATE TECHNOLOGY CENTER] [Ericsson Inc]

OFFICE LEASE

This Office Lease (the "Lease"), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the "Summary"), below, is made by and between CARR NP PROPERTIES L.L.C., a Delaware limited liability company (the "Landlord"), and ERICSSON INC., a Delaware corporation ("Tenant").

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE			DESCRIPTION

1.	Date:		August 23, 2007

2.	Premises (Article 1).

	2.1	Building:	The following buildings located in San Jose, California:

(i) that certain 3-story building located at 300 Holger Way ("Building A")

(ii) that certain 2-story building located at 250 Holger Way ("Building B")

(iii) that certain 2-story building located at 100 Headquarters Drive ("Building C")

Building A, Building B, and Building C are referred to herein, individually or collectively, as applicable, as the "Building" or "Buildings".

[The remainder of this page intentionally left blank]

[CORPORATE TECHNOLOGY CENTER]
[Ericsson Inc]

	2.2	Premises:
The "Phase 1 Premises" consist of approximately 145,940 rentable square feet of space, comprised of (i) all of the rentable area of Building A, containing approximately 99,870 rentable square feet of space (the "Building A Premises"), and (ii) all of the rentable area of Building B, containing approximately 46,070 rentable square feet of Space (the "Building B Premises").

The "Phase 2 Premises" consist of all of the rentable area of Building C, containing approximately 76,410 rentable square feet of space (the "Building C Premises").

As used herein the term "Premises" shall mean all of the Phase 1 Premises and Phase 2 Premises, containing approximately 222,350 rentable square feet of space in the aggregate.

3.	Lease Term (Article 2).

	3.1	Length of Term:	Approximately eleven (11) years, two and one-half (2 1/2) months for the Phase 1 Premises, and eleven (11) years for the Phase 2 Premises.

	3.2	Lease Commencement Date:	The Lease Commencement Date shall be the date this Lease is fully executed and delivered.

Tenant's lease of Phase 1 Premises shall commence on the Lease Commencement Date.

Tenant's lease of the Phase 2 Premises shall commence upon November 1, 2007.

	3.3	Lease Expiration Date:	October 31, 2018

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4.	Base Rent (Article 3):

Prior to July 1, 2009, Tenant shall pay Base Rent for each portion of the Premises pursuant to the following schedules.

BUILDING A PREMISES BASE RENT:

Period During Lease Term	Annual Base Rent for Building A Premises	Monthly Installment of Base Rent for Building A Premises	Monthly Base Rent per Rentable Square Foot

Lease Commencement Date through October 31, 2007	$1,498,050.00	$124,837.50	$1.25

November 1, 2007 through October 31, 2008	$1,617,894.00	$134,825.50	$1.35

November 1, 2008, through June 30, 2009	$2,456,802.00	$204,733.50	$2.05

BUILDING B PREMISES BASE RENT:

Period During Lease Term	Annual Base Rent for Building B Premises	Monthly Installment of Base Rent for Building B Premises	Monthly Base Rent per Rentable Square Foot

Lease Commencement Date through May 31, 2008	$773,976.00	$64,498.00	$1.4

June 1, 2008 through October 31, 2008	$801,618.00	$66,801.50	$1.45

November 1, 2008, through June 30, 2009	$1,133,322.00	$94,443.50	$2.05

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BUILDING C BASE RENT:

Period During Lease Term	Annual Base Rent for Phase 2 Premises	Monthly Installment of Base Rent for Phase 2 Premises	Monthly Base Rent per Rentable Square Foot

November 1, 2007 through December 31, 2007	$1,604,610.00	$133,717.50	$1.75

January 1, 2008 through June 30, 2009	$1,879,686.00	$156,640.50	$2.05

FORM AND AFTER JULY 1, 2009, Tenant shall pay Base Rent for the entire Premises (i.e., all of Building A, Building B, and Building C) pursuant to the following schedule.

Period During Lease Term	Annual Base Rent for Phase 2 Premises	Monthly Installment of Base Rent for Phase 2 Premises	Monthly Base Rent per Rentable Square Foot

July 1, 2009, through June 30, 2010	$6,003,450.00	$500,287.50	$2.25

July 1, 2010, through June 30, 2011	$6,243,588.00	$520,299.00	$2.34

July 1, 2011, through June 30, 2012	$6,493,331.52	$541,110.96	$2.43

July 1, 2012, through June 30, 2013	$6,753,064.78	$562,755.40	$2.53

July 1, 2013, through June 30, 2014	$7,023,187.37	$585,265.61	$2.63

July 1, 2014, through June 30, 2015	$7,304,114.87	$608,676.24	$2.74

July 1, 2015, through June 30, 2016	$7,596,279.46	$633,023.29	$2.85

July 1, 2016, through	$7,900,130.64	$658,344.22	$2.96

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June 30, 2017

July 1, 2017, through June 30, 2018	$8,216,135.87	$684,677.99	$3.08

July 1, 2018, October 31, 2018	$8,544,781.30	$712,065.11	$3.20

5.	Premises (Article 5):	General office use, research, development, sales, manufacturing, shipping, and related legal uses consistent with a first-class office/R&D building.

6.	Security Deposit:	None.

7.	Parking Pass Ratio (Article 28):	Three and one-half (3.5) unreserved parking passes for every 1,000 rentable square feet of the Premises, subject to the terms of Article 28 of the Lease.

8.	Address of Tenant (Section 29.18):
Ericsson Inc.
6300 Legacy Drive
Plano TX, 75024
Attention: Real Estate Department
and Legal Department

and

Redback Networks Inc.
300 Holger Way
San Jose, California 95134
Attention: Ebrahim Abbasi and General Counsel

9.	Address of Tenant (Section 29.18):	See Section 29.18 of the Lease.

10.	Broker(s) (Section 29.24):	Cornish & Carey Commercial 2804 Mission College Boulevard, Suite 120 Santa Clara, California 95054 Attention: Jeffrey A. Rodgers and Jeffrey A. Ramirez

11.	Guarantor (Article 21):	Telefonaktiebolaget L.M. Ericsson, a Swedish corporation.

12.	Transfer of FF&E located in Building A and C
Landlord shall transfer its right, title, and interest in the "FF&E," as that term is defined in Section 1.3 of this Lease, to Tenant, pursuant to the terms and conditions of Section 1.3 of this Lease.

-5-	[CORPORATE TECHNOLOGY CENTER] [Ericsson Inc]

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1    Premises, Building, Project and Common Areas.

1.1.1    The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (collectively, the "Premises"). The outline of the Premises is set forth in Exhibit A attached hereto. Landlord and Tenant hereby acknowledge and agree that the rentable square footage of the Premises shall be as set forth in Section 2.2 of the Summary and that the same shall not be subject to re-measurement or modification. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. Exhibit A is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the "Common Areas," as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the "Project," as that term is defined in Section 1.1 .2, below. Tenant acknowledges that it has been in occupancy of the Phase I Premises pursuant to pre-existing leases, and that Tenant continues to accept the Phase I Premises in their currently existing "as-is" condition. In addition, Tenant has inspected the Phase 2 Premises, and hereby agrees that Tenant shall accept possession of the Phase 2 Premises in their currently existing, "as-is" condition, except as set forth below. Except as specifically set forth in this Lease, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair, provided that Landlord shall deliver Building C to Tenant with the Building systems in good order and repair.
1.1.2    The Building and The Project. The Premises are a part of the three (3) separate buildings set forth in Section 2.1 of the Summary (individually or collectively, as applicable, the "Building" or "Buildings"). The Buildings are part of an office project currently known as "Corporate Technology Center," The term "Project," as used in this Lease, shall mean (i) the Buildings and the Common Areas, (ii) the land (which is improved with landscaping, above ground and subterranean parking facilities and other improvements) upon which the Buildings and the Common Areas are located, (iii) that certain other office building located in the vicinity of the Buildings and known by the street address 200 Holger Way, San Jose, California (the "Adjacent Building"), (iv) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Adjacent Building is located, and (v) any additional real property, areas, land, buildings or other improvements added thereto outside of the Project pursuant to Section 1.2, below.
1.1.3    Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, the exterior parking, pedestrian and landscaped areas of the Project (such areas shall hereinafler be referred to as the "Common Areas"). The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time; provided that Landlord shall maintain the same in a first-class manner commensurate with the "Comparable Buildings," as that term is defined in Section 2.2.2, below. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; provided, however, in the event that Landlord elects to take any such actions, such actions shall not materially affect Tenant's rights under this Lease and Landlord shall use commercially reasonable efforts to minimize any interference with Tenant's use of or access to the Premises, Building, Project or Project parking facility.
1.2    Rights of First Refusal. Landlord hereby grants to the Tenant names in this Lease (the "Original Tenant") and any assignee that is a "Permitted Transferee", as that term is defined in Section 14.8 of this Lease, an

[CORPORATE TECHNOLOGY CENTER]
[Ericsson Inc]

ongoing right of first refusal with respect to space that becomes available for lease in the buildings owned by Landlord and located at 350, 400, 450, and 475 Holger Way in San Jose (collectively, the "First Refusal Space"). Tenant's right of first refusal shall be on the terms set forth in this Section 1.2.
1.2.1    Procedure for Offer. Subject to the terms hereof, Landlord shall notify Tenant (the "First Refusal Notice") from time to time when the First Refusal Space or any portion thereof becomes available for lease to third parties, provided that no "Superior Right Holder," as that term is defined in Section 1.2.6 of this Lease, below, wishes to lease such space. The First Refusal Notice shall describe the space so offered to Tenant and shall set forth the "Economic Terms," as that term is defined in Section 1.2.2, below, applicable to the First Refusal Space (collectively, the "First Refusal Rent").
1.2.2    Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first refusal with respect to the space described in the First Refusal Notice, then within ten (10) business days of delivery of the First Refusal Notice to Tenant (or within five (5) business days after delivery of a "Second Offer", as defined below), Tenant shall deliver notice (the "First Refusal Exercise Notice") to Landlord of Tenant's election to exercise its right of first refusal with respect to the entire space described in the First Refusal Notice on the terms contained in such First Refusal Notice. If Tenant does not so notify Landlord within the ten (10) business day period (or within five (5) business days after delivery of a Second Offer), then Landlord shall be free to lease the space described in the First Refusal Notice to anyone to whom Landlord desires on any terms Landlord desires, provided that, concessions (e.g., free rent, improvement allowances), calculated on a "Net Equivalent Lease Rate" basis (as determined pursuant to Exhibit G attached hereto), which is five percent (5%) or more favorable to the proposed tenant than those set forth in the corresponding First Refusal Notice, Landlord shall first again offer such First Refusal Space to Tenant on such more favorable terms (the "Second Offer"). Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first refusal, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof. For purposes hereof, the "Economic Terms" shall be the following items: (i) the rentable square footage of the applicable space, (ii) the length of term, including the lease commencement date, (iii) base rent and free rent, including escalations thereto, and (iv) monetary concessions (e.g., free rent, improvement allowances).
1.2.3    First Refusal Space Rent. Tenant shall pay Base Rent and Direct Expenses with respect to the First Refusal Space in accordance with the terms of this Lease and the First Refusal Notice.
1.2.4    Construction In First Refusal Space. Tenant shall take the First Refusal Space in its then "as is" condition (subject to any tenant improvement allowance granted as a component of the First Refusal Rent), and the construction of improvements in the First Refusal Space shall comply with the terms of Article 8 of this Lease.
1.2.5    New Lease. If Tenant timely exercises Tenant's right to lease the First Refusal Space as set forth herein, Landlord and Tenant shall within thirty (30) days thereafter execute a new lease for such First Refusal Space upon the terms set forth in the First Refusal Notice and this Section 1.2. Tenant shall commence payment of Rent for the First Refusal Space, and the term of the First Refusal Space shall commence upon the date of delivery of the First Refusal Space to Tenant (except to the extent a period of time, without the payment of Rent, to construct improvements in the First Refusal Space is granted as a component of the First Refusal Rent) (the "First Refusal Commencement Date") and shall such new lease shall terminate on the date set forth in the First Refusal Notice.
1.2.6    Termination of Right of First Refusal. The rights contained in this Section 1.2 shall be personal to the Original Tenant and any Permitted Transferee. In the event that Tenant elects not to or fails to lease First Refusal Space offered by Landlord pursuant to the terms of this Section 1.2, Landlord shall, following the expiration or earlier termination of the subsequent lease thereof (including any renewals of any such lease), re-offer such space to Tenant, subject to and in accordance with the terms of this Section 1.2. Notwithstanding anything in this Section 1.2 to the contrary, Tenant hereby acknowledges and agrees that (i) the tenant with whom Landlord enters into any such subsequent lease and any tenant entering into a lease during any "First Refusal Suspension Period," as that term is defined below, shall, with respect to any and all renewal, extension, expansion, first offer, first refusal or similar rights granted (whether or not executed strictly pursuant to their terms of pursuant to a lease

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amendment or a new lease), and (ii) any existing tenants of any of the First Refusal Space, shall be a "Superior Right Holder" for purposes of this Section 1.2. Tenant shall not have the right to lease First Refusal Space, as provided in this Section 1.2. if, as of the date of the attempted exercise of any right of first refusal by Tenant, or, at Landlord's option, as of the scheduled date of delivery of such First Refusal Space to Tenant, Tenant is in default under this Lease (beyond any applicable notice and cure periods) (the "First Refusal Suspension Period"). In addition, notwithstanding anything set forth in this Lease to the contrary, Tenant's right of first refusal set forth in this Section 1.2 shall immediately terminate in its entirety and shall be of no further force or effect in the event Landlord, or one of its affiliates, is no longer the owner of the First Refusal Space.
1.3    Transfer of the FF&E. Landlord shall transfer its right, title, and interest in the furniture, fixtures and equipment (collectively, the "FF&E") existing in Buildings A and C as of the applicable Lease Commencement Date to Tenant. Tenant shall accept the FF&E in its then existing "as-is" condition. On the applicable Lease Commencement Date, Landlord shall execute and deliver to Tenant a bill of sale in the form attached hereto as Exhibit H (the "Bill of Sale"), evidencing the transfer to Tenant of the FF&E. Landlord makes no representation or warranty concerning the condition of FF&E, except that Landlord represents and warrants to Tenant that Landlord is the owner of the FF&E and that the transfer thereof to Tenant will be free and clear of any liens or encumbrances.
1.4    Other Lease. Landlord and Tenant hereby acknowledge that concurrently with the parties' execution of this Lease, Tenant and 200 Holger LLC, an affiliate of Landlord, are entering into another Office Lease dated as of August 23, 2007 (the "Adjacent Building Lease") for the Adjacent Building (the "Other Premises").
ARTICLE 2

LEASE, TERM; EXTENSION OPTIONS

2.1    Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the "Lease Term") shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the "Lease Commencement Date"), and shall terminate on the date set forth in Section 3.3 of the Summary (the "Lease Expiration Date") unless this Lease is sooner terminated as hereinafter provided. Notwithstanding the occurrence of the Lease Commencement Date, Tenant's lease of the Phase 2 Premises shall not commence until the Phase 2 Commencement Date. For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term commencing on the Lease Commencement Date, provided that the last Lease Year shall end on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) days of receipt thereof.
2.2    Extension Options; Renewal Contingency. Subject to the terms and conditions set forth below, Tenant may at its option ("Extension Option") extend the Lease Term for two (2) additional five (5) year periods (each, an "Option Term"). If Tenant exercises an Extension Option hereunder, all of the terms, covenants and conditions of this Lease shall continue in full force and effect during each Option Term, including provisions regarding payment of Additional Rent, which shall remain payable on the terms herein set forth, except that (a) the Base Rent payable by Tenant during the applicable Option Term shall be as calculated in accordance with Section 2.2.3 below, (b) Tenant shall continue to possess and occupy the Premises in their existing condition, "as is" as of the commencement of each Option Term, and, except as otherwise expressly provided in this Lease, Landlord shall have no obligation to repair, remodel, improve or alter the Premises, to perform any other construction or other work of improvement upon the Premises, or to provide Tenant with any construction or refurbishing allowance whatsoever, and (c) Tenant shall have no further rights to extend the Term of this Lease after the expiration of the second Option Term.
2.2.1    Exercise. To exercise each Extension Option, Tenant must deliver an unconditional binding notice to Landlord (the "Exercise Notice") of such exercise not earlier than eighteen (18) months, or later than twelve (12) months, prior to the expiration of the initial Lease Term, or the first Option Term, as applicable. Thereafter, the Market Rate for the Option Term shall be calculated pursuant to Section 2.2.3 below. Such calculations shall be final and shall not be recalculated at the actual commencement of such Option Term. If Tenant

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fails to timely give its notice of exercise, Tenant will be deemed to have waived its Extension Option. In connection with such exercise, Tenant shall have the right to reduce the Premises leased during any such Option Term by electing not to extend the Lease Term with respect to any entire Building, provided that, in any event, Tenant shall be required to continue to lease either (i) all of Building A and Building C, or (ii) if Tenant has also irrevocably exercised its right to extend the lease term of the Adjacent Building Lease, all of Building C. The Exercise Notice shall indicate which, if any, of the Buildings as to which Tenant is not electing to extend the Lease Term (the 'Give Back Buildings"). Tenant's lease of the Give Back Buildings shall terminate as of the end of the applicable Lease Term, and shall not be extended, and Tenant shall vacate and surrender the Give Back Buildings to Landlord in accordance with all of the terms and conditions of this Lease.
2.2.2    Option Rent. The Base Rent payable by Tenant during the first and second Option Term ("Option Rent") shall equal ninety-five percent (95%) of the "Market Rate", which is hereby defined to mean the rent (including additional rent and considering any "base year" or "expense stop" applicable thereto), including all escalations, at which tenants, as of the commencement of the Option Term, are leasing non-sublease, nonencumbered, non-equity space comparable in size, location and quality to the Premises for a term of five (5) years, which comparable space is located in comparable first-class, Class A office/research and development buildings in vicinity of the Project in San Jose, California (such buildings, the "Comparable Buildings", and such transactions, the "Comparable Transactions"). In determining the Market Rate, the parties shall take into consideration only the following concessions: (a) rental abatement concessions, if any, being granted such tenants in such Comparable Transactions, (b) tenant improvements or allowances provided or to be provided in such Comparable Transactions, and taking into account the value of the existing improvements in the Premises, such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by Tenant based upon the fact that the precise tenant improvements existing in the Premises are specifically suitable to Tenant, and (c) all other reasonable monetary and non-monetary concessions, if any, being granted to tenants in such Comparable Transactions, provided that no consideration shall be given to the fact that Landlord is or is not required to pay a brokerage commission in connection with such Extension Term.
2.2.3    Calculation of Option Rent. The Option Rent shall be determined as follows:
2.2.3.1    If Tenant provides Landlord with its unconditional binding notice of exercise pursuant to Section 2.2.2 above, then, prior to the date which is nine (9) months prior to the commencement of the Option Term, Landlord shall deliver to Tenant a good faith written proposal of the Market Rate. Within thirty (30) days after receipt of Landlord's proposal, Tenant shall notify Landlord in writing (I) that Tenant accepts Landlord's proposal or (2) that Tenant elects to submit the determination of Market Rate to arbitration in accordance with Sections 2.2.3.2 through 2.2.3.5 below. If Tenant does not give Landlord a timely notice in response to Landlord's proposal, Landlord's proposal of Market Rate shall be binding upon Tenant.
2.2.3.2    If Tenant timely elects to submit the determination of Market Rate to arbitration, Landlord and Tenant shall first negotiate in good faith in an attempt to determine the Market Rate. If Landlord and Tenant are able to agree within thirty (30) days following the delivery of Tenant's notice to Landlord electing arbitration (or if Tenant accepts Landlord's initial proposal) (the "Outside Agreement Date"), then such agreement shall constitute a determination of Market Rate for purposes of this Section, and the parties shall immediately execute an amendment to this Lease stating the Base Rent for the Option Term. If Landlord and Tenant are unable to agree on the Market Rate on or before the Outside Agreement Date, then within fifteen (15) days thereafter, the parties shall meet and concurrently deliver to each other in envelopes their respective good faith estimates of the Market Rate (set forth on a net effective rentable square foot per annum basis). The dispute shall be resolved by arbitration in accordance with Sections 2.2.3.3 through 2.2.3.5 below.
2.2.3.3    Within ten (10) days after the exchange of estimates, Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker or appraiser or a lawyer provided that such lawyer shall be assisted by a real estate broker or appraiser who shall meet the other qualification requirements set forth in this Section 2.2.3.3 who shall have been active over the five (5) year period ending on the date of such appointment in the leasing (or appraisal, as the case may be) of commercial properties in the San Jose, California area. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord's or Tenant's submitted estimates of the Market Rate, is the closest to the actual Market Rate as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Lease. The two arbitrators so appointed shall within ten

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(10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators. The three arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord's or Tenant's submitted estimates of the Market Rate, and shall notify Landlord and Tenant thereof The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.
2.2.3.4    If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the exchange of estimates, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof; and such arbitrator's decision shall be binding upon Landlord and Tenant. If the two arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 2.2.3. The cost of arbitration shall be paid by Landlord and Tenant equally.
2.2.3.5     Until the mailer is resolved by agreement between the parties or a decision is rendered in any arbitration commenced pursuant to this Section 2.2.3, Tenant's monthly payments of Base Rent shall be in an amount equal to Landlord's determination of the Market Rate. Within ten (10) business days following the resolution of such dispute by the parties or the decision of the arbitrator, as applicable, Tenant shall pay to Landlord, or Landlord shall pay to Tenant, the amount of any deficiency or excess, as the case may be, in the Base Rent theretofore paid.
2.2.4    Rights Personal to Tenant. Tenant's right to exercise the Extension Option is personal to, and may be exercised only Original Tenant or a Permitted Transferee (and not by any other assignee, sublessee or "Transferee," as that term is defined in Section 14.1 of this Lease, of Tenant's interest in this Lease). In addition, if Tenant is in default under this Lease (after any applicable notice and cure period) at the time it exercises the Extension Option or at the commencement of the Option Term, Landlord shall have, in addition to all of its other rights and remedies under this Lease, the right (but not the obligation) to terminate the Extension Option and to unilaterally revoke Tenant's exercise of the Extension Option, in which case this Lease shall expire on the Lease Expiration Date, unless earlier terminated pursuant to the terms hereof; and Tenant shall have no further rights under this Lease to renew or extend the Term.
ARTICLE 3
BASE RENT
Tenant shall pay, without prior notice or demand, to Landlord or Landlord's agent at the management office of the Project, or, at Landlord's option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ("Base Rent") as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.
ARTICLE 4
ADDITIONAL RENT
4.1    General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay all of the annual "Direct Expenses," as that term is defined in Section 4.2.1 of this Lease, applicable to the Building and Premises. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the "Additional Rent", and the Base Rent and the Additional Rent are herein collectively referred to as "Rent." All amounts due under this

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Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.
4.2     Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
4.2.1    "Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses."
4.2.2    "Expense Year" shall mean each calendar year in which any portion of the Lease Tenn falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period.
4.2.3    "Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord, provided that (a) Landlord shall use commercially reasonable efforts to purchase insurance policies at costs which are materially consistent with competitive rates for such insurance, and (b) the deductible which can become part of Operating Expenses on any earthquake insurance policy maintained by Landlord shall not exceed an amount equal to two (2) times the deductible under Landlord's current fire casualty policy; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area operation, repair, restoration, and maintenance; (vi) fees and other costs, including management fees not to exceed three percent (3%) of the Base Rent, in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space used in the Project by the Project andlor Building manager; (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in Common Areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) over such period of time as Landlord shall reasonably determine, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended and are reasonably likely to effect economies in the operation or maintenance of the Project, or any portion thereof, or to reduce current or future Operating Expenses or to enhance the safety or security of the Project or its occupants, (B) that are required to comply with present or anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, (D) that are required under any governmental law or regulation, or (E) that are any replacement, restoration or reroofing referenced in this Section 4.2.3 which is a capital repair item; shall be amortized (including interest at Landlord's cost funds on the amortized cost) over the useful life of any such capital item as Landlord shall reasonably determine; and (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses as that term is defined in Section 4.2.5, below, and (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, including, without limitation, any covenants, conditions and restrictions affecting the Building, and reciprocal easement agreements affecting the Building, any parking licenses, and any agreements with transit

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agencies affecting the Building (collectively, "Underlying Documents"). Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:
(a)    costs, including legal and accounting fees, space planners' fees, advertising and promotional expenses (except as otherwise set forth above), and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements inade for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any Common Areas of the Project or parking facilities);
(b)    except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, costs of capital repairs and alterations, and costs of capital improvements and equipment;
(c)    costs for any casualty repair expenses whether covered by insurance or whether uninsured (except as permitted under Section 4.2.3(iii)(b), above), and eclectic power costs for which any tenant directly contracts with the local public service company;
(d)    any bad debt loss, rent loss, or reserves for bad debts or rent loss;
(e)    costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlords interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;
(f)    the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages andlor benefits attributable to personnel above the level of Project manager;
(g)    amount paid as ground rental for the Project by the Landlord;
(h)    except for as set forth in Section 4.2.3(vii), above, overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;
(i)    any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord (which shall specifically exclude the parking facilities), provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;
(j)    rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

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(k)    all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;
(l)    any costs expressly excluded from Operating Expenses elsewhere in this Lease;
(m)    rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;
(n)    costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services; and
(o)    costs paid by Tenant in connection with Tenant's operation, maintenance and repair of the Premises in accordance with the terms of this Lease.
4.2.4    Taxes.
4.2.4.1    "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.
4.2.4.2    Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental assessments or the Project's contribution towards a governmental cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.
4.2.4.3    Any costs and expenses (including, without limitation, reasonable attorneys' and consultants' fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred but not in excess of any Tax Expense reduction received by Landlord. Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord within thirty (30) days after demand

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any such increased Tax Expenses. Notwithstanding anything to the contrary contained in this Section 4.2.4.3 (except as set forth in Section 4.2.4.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (in) any items paid by Tenant under Section 4.5 of this Lease.
4.3    Cost Pools and Cost Allocation. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e. the Direct Expenses) should be shared between the Building and the other buildings in the Project. Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consists of Operating Expenses and Tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the Building (as opposed to other buildings in the Project) and such portion shall be the Direct Expenses for purposes of this Lease. Such portion of Direct Expenses allocated to the Building shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses attributable to the Project as a whole.
4.4    Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, all Direct Expenses attributable to the Lease Term with respect to the Building and Premises.
4.4.1    Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant within one hundred fifty (150) days following the end of each Expense Year, a statement (the "Statement") which shall state the Direct Expenses incurred or accrued for such preceding Expense Year. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, with its next installment of Base Rent due, the full amount of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Direct Expenses," as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Direct Expenses, Tenant shall receive a credit in the amount of Tenant's overpayment against Rent next due under this Lease. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Direct Expenses for the Expense Year in which this Lease terminates, Tenant shall within thirty (30) days of receipt of demand pay to Landlord all such Direct Expenses, and if Tenant paid more as Estimated Direct Expenses than the actual Direct Expenses, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.
4.4.2    Statement of Estimated Direct Expense. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be (the "Estimated Direct Expenses"). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.
4.5    Taxes and Other Charges for Which Tenant Is Directly Responsible.
4.5.1    Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against

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Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case maybe.
4.5.2    If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord's "building standard" in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1 above.
4.5.3    Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.
4.6    Landlord's Books and Records. Within ninety (90) days after receipt of a Statement by Tenant, Tenant may request all back up bills and evidence of expenses referenced in the Statement (the "back up data"), and then, if Tenant disputes the amount of Direct Expenses set forth in the Statement within thirty (30) days after Tenant's receipt of the back up data, an independent certified public accountant (which accountant is a member of a nationally recognized accounting firm and which accountant shall not be compensated on a contingency fee or similar basis related to the result of such audit), designated by Tenant, may, after reasonable notice to Landlord and at reasonable times subject to Landlord's reasonable scheduling requirements, inspect Landlord's records at Landlord's offices, provided that Tenant has paid the amounts claimed to be due under the applicable Statement, and Tenant agrees that any records of Landlord reviewed under this Section 4.6 shall constitute confidential information of Landlord, which Tenant shall not disclose, nor permit to be disclosed by Tenant or Tenant's accountant, except to its attorneys. If after such inspection, Tenant still disputes such Direct Expenses included in the Statement, a certification as to the proper amount shall be made, at Tenant's expense, by an independent certified public accountant selected by Landlord, which certification shall be final and conclusive; provided, however, if the actual amount of Direct Expenses due for that Expense Year, as determined by such certification, is determined to have been overstated by more than five percent (5%), then Landlord shall pay the costs associated with such certification. Tenant hereby acknowledges that Tenant's sole right to inspect Landlord's books and records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to inspect such books and records and/or to contest the amount of Direct Expenses payable by Tenant.
ARTICLE 5
USE OF PREMISES
5.1    Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 5 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which shall not be unreasonably withheld provided that such use is consistent with a first-class Office Building and is not a retail use.
5.2    Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as

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those terms are defined by applicable laws now or hereafter in effect, or any Underlying Documents. A violation of the Rule and Regulations by Tenant shall be deemed a default under this Article 5. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or use or allow the Premises to be used for any unlawful purpose. Tenant shall comply with, and Tenant's rights and obligations under the Lease and Tenant's use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project.
5.3    Rooftop. Tenant shall have the right to install equipment including, without limitation, cable, wiring, rooftop antennae, and other equipment associated with Tenant's use of the Premises, on the roof of the Building (the "Rooftop Equipment") and in the pathways, shafts, risers, raceways, telephone closets, service areas and utility connections and entries into and through the Building to serve Tenant's needs within the Building. Any such installation shall be at Tenant's sole cost and expense and in compliance will all applicable laws. Tenant shall keep all such Rooftop Equipment in good order, condition and repair, at Tenant's sole cost and expense. Tenant's installation of the Rooftop Equipment shall be done in such a manner as not to void any existing roof warranties in place at the Building (and Tenant shall indemnify and hold Landlord harmless in the event any such warranties are voided as a result of the installation of any Rooftop Equipment by Tenant). Tenant shall, at Tenant's sole cost and expense, be responsible to repair any damage to the Building, including the roof and roof membrane, caused by the installation of any Rooftop Equipment. At the expiration or earlier termination of this Lease, Tenant shall remove any Rooftop Equipment installed by or on behalf of Tenant and repair any damage to the roof or roof membrane caused by the installation or removal of the Rooftop Equipment by Tenant.
5.4    CC&Rs. Tenant shall not violate the terms of the Nonexclusive Reciprocal Easement Agreement currently affecting the Project (the "Current Reciprocal Easement"). Additionally, Tenant acknowledges that the Project may be subject to future covenants, conditions, and restrictions (the "Future CC&Rs") which Landlord, in Landlord's discretion, deems reasonably necessary or desirable, and Tenant agrees that this Lease shall be subject and subordinate to the Current Reciprocal Easement and such Future CC&Rs, provided that any such Future CC&Rs shall not adversely affect Tenant's rights and obligations set forth in this Lease and have been provided to Tenant. Landlord shall have the right to require Tenant to execute and acknowledge, within ten (10) business days of a request by Landlord, a "Recognition of Covenants, Conditions, and Restriction," in a form substantially similar to that attached hereto as Exhibit F, agreeing to and acknowledging the Future CC&Rs.
ARTICLE 6
SERVICES AND UTILITIES
6.1    Standard Tenant Services. Tenant shall be responsible to provide, and shall pay all charges for, water, gas, electricity, telephone, sewer service, waste pick-up and any other utilities, materials and services furnished directly to or used by Tenant in or about the Premises during the Term, including, without limitation, (a) meter, use and/or connection fees, hook-up fees, or standby fees, and (b) penalties for discontinued interrupted service. Tenant's use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation. No interruption or cessation of utilities resulting from any causes, including any entry for repairs pursuant to this Lease, or any renovation, redecoration or rehabilitation of any area of the Project, shall render Landlord liable for damages to either person or property or for interruption or loss to Tenant's business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof.
6.2    Interruption of Use. Except as set forth in Article 11 below, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any

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circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.
ARTICLE 7
REPAIRS
Tenant shall, at Tenant's own expense, keep the Premises, including all improvements, fixtures, furnishings, and systems and equipment therein (including, without limitation, plumbing fixtures and equipment such as dishwashers, garbage disposals, and insta-hot dispensers), and the floor or floors of the Building on which the Premises are located, in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant's own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or casualty or beyond the reasonable control of Tenant; provided however, that, at Landlord's option, or if Tenant fails to make such repairs within thirty (30) days after receipt of written notice from Landlord, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including three percent (3%) of the cost thereof to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and replacements forthwith upon being billed for same. Notwithstanding the foregoing, Landlord shall be responsible for repairs to the exterior walls, foundation, roof and roof membrane of the Building, the structural portions of the floors of the Building, except to the extent that such repairs are not related to a casualty event and are required due to the negligence or willful misconduct of Tenant; provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant's expense, or, if covered by Landlord's insurance, Tenant shall only be obligated to pay any deductible in connection therewith. Landlord may, but shall not be required to, enter the Premises at all reasonable times, and upon not less than one (1) business day prior notice, to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall reasonably desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.
ARTICLE 8
ADDITIONS AND ALTERATIONS
8.1    Landlord's Consent to Alterations. Tenant shall have the right, without Landlord's prior written consent, but upon at least five (5) business days prior written notice to Landlord (which notice shall contain a detailed description of the contemplated work), to make additions and alterations to the Premises that do not contain a "Design Problem," as that term is defined below. Subject to the foregoing, Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than ten (10) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord. A "Design Problem" is defined as and will be deemed to exist if any Alteration (i) affects the "Base Building," as that term is defined below, (ii) causes non-compliance with applicable law as to any portion of the Premises or the Building, or (iii) is visible from the exterior of the Building.
8.2    Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant as reasonably approved by Landlord. At the time Tenant requests Landlord's approval, Tenant may also request that Landlord designate what Alterations need to be removed at the expiration or earlier termination of the Lease Term, or if no approval is required pursuant to the terms of this Article 8, then within ten (10) days following Tenant's request as to what

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Alterations need to be removed at the expiration of the Lease Term. Tenant shall, at Tenant's expense, remove such Alterations designated by Landlord upon the expiration or any early termination of the Lease Term, Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the city in which the Building is located all in conformance with Landlord's construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord's design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the "Base Building," as that term is defined below, then Landlord shall, at Tenant's expense, make such changes to the Base Building. The "Base Building" shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager a reproducible copy of the "as built" drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.
8.3    Payment for Improvements. If payment is made by Tenant directly to contractors, Tenant shall (i) comply with Landlord's requirements for final lien releases and waivers in connection with Tenant's payment for work to contractors, and (ii) sign Landlord's standard contractor's rules and regulations. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to Landlord's then current standard fee to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord's involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlords reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlords review of such work.
8.4    Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant or Tenants contractor carries "Builder's All Risk" insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.
8.5    Landlord's Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any Tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord. Furthermore, Landlord may, by written notice to Tenant (i) at the time of approval if so requested by Tenant as to what Alterations need to be removed, or (ii) if no approval is required pursuant to the terms of this Article 8, then within ten (10) days following Tenant's request as to what Alterations need to be removed, or (iii) if no request by Tenant, then as designated by Landlord within thirty (30) days prior to the expiration of the Lease Term, require Tenant, at Tenant's expense, to remove, on the expiration or earlier termination of the Lease Term, any Alterations and/or improvements and/or systems and equipment within the Premises and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations and/or improvements and/or systems and equipment in the Premises and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord, Landlord may do so and may

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charge the cost thereof to Tenant,. Tenant hereby protects, defends, indemnities and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.
ARTICLE 9
COVENANT AGAINST LIENS
Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Building and Premises.
ARTICLE 10
INSURANCE
10.1    Indemnification and Waiver. Except to the extent caused by the negligence or willful misconduct of Landlord or the Landlord Parties, Tenant hereby assumes all risk of injury to persons within the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall within the Premises), and all damage to property within the Premises, and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof; which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause within the Premises (including, but not limited to, a slip and fall), any negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project or any breach of the terms of this Lease, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.
10.2    Tenant's Compliance With Landlord's Fire and Casualty Insurance. Tenant shall, at Tenant's expense, comply with all insurance company requirements of which Landlord has given Tenant notice pertaining to the use of the Premises. If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

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10.3    Tenant's Insurance. Tenant shall maintain the following coverages in the following amounts.
10.3.1    Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising our of Tenant's operations, and contractual liabilities for limits of liability not less than:

Bodily Injury and	$5,000,000 each occurrence
Property Damage Liability	$5,000,000 annual aggregate

Personal Injury Liability	$5,000,000 each occurrence
$5,000,000 annual aggregate
10.3.2    Physical Damage Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant, (ii) any improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the "Original Improvements"), and (iii) all other improvements, alterations and additions to the Premises. Such insurance shall be written on an "all risks" of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion.
10.3.3    Worker's Compensation and Employer's Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.
10.4    Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) as to the Commercial General Liability Insurance name Landlord, and any other party the Landlord so specifies, as an additional insured, including Landlord's managing agent, if any; (ii) be issued by an insurance company having a rating of not less than A-X in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iii) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (iv) be in form and content reasonably acceptable to Landlord; and (v) provide that said insurance shall not be canceled unless thirty (30) days' prior written notice shall have been given to Landlord and any mortgagee of Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least five (5) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.
10.5    Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers.
10.6    Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord, but in no event in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.
10.7    Landlord's Insurance. Landlord shall maintain the following coverages in the following amounts:

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10.7.1    All risk property insurance in an amount equal to the replacement cost of the Building and loss of rents coverage for a period of not less than twelve months.
10.7.2    Commercial General Liability insurance providing bodily injury, personal injury, and property damage liability coverage, subject to a minimum limit of $5,000,000 per occurrence, $5,000,000 aggregate, $5,000,000 Products/Completed Operations, $5,000,000 Personal and Advertising Injury Limit.
10.7.3    Umbrella Liability insurance providing follow form coverage for the Commercial General Liability, Commercial Automobile and Employer's Liability, subject to a minimum limit of $10,000,000 per occurrence and annual aggregate.
ARTICLE 11
DAMAGE AND DESTRUCTION
11.1    Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas reasonably deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, upon notice (the "Landlord Repair Notice") to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenants insurance required under Section 10.3.2 (ii) and (iii) above of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements, any Original Improvements and any Alterations installed in the Premises and shall return such Tenant improvements, any Original Improvements and any Alterations to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within thirty (30) days following the date the casualty becomes known to Landlord, Tenant shall, with its insurance proceeds or otherwise at its cost and expense, repair any injury or damage to the Tenant Improvements, any Original Improvements and any Alterations installed in the Premises and shall return such Tenant improvements, any Original improvements and any Alterations to their original condition. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord's review and approval, all plans, specifications and working drawings relating thereto. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant's occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unusable as was used by Tenant prior to such casualty or is otherwise unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unusable as was used by Tenant prior to such casualty or is otherwise unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant's right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith, except to the extent such abatement is covered under Landlord's lost rents insurance policy.
11.2    Landlord's Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease as to the particular Building or Buildings which is or are affected by such damage (but Landlord shall not have the right to terminate this Lease as to any Building which is not affected by such damage), by notifying Tenant in writing of such termination within thirty (30) days after the date of discover of the damage, such notice to include a termination date giving Tenant thirty (30) days to vacate the Premises, but Landlord may so elect only if one or

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more of the following conditions is present: (i) in Landlord's reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debts, or shall terminate the ground lease, as the case may be; (iii) the damage to the Base Building is not fully covered by Landlord's insurance policies, plus deductible amounts; (iv) Landlord decides to rebuild the Buildings so that it will be substantially different structurally or architecturally; or (v) the damage occurs during the last twelve (12) months of the Lease Term; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within one hundred eighty (180) days after being commenced or casualty occurs during the last twelve (12) months of the Lease Term, Tenant may elect, no earlier than thirty (30) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease as to the particular Building or Buildings which is or are affected by such damage (but Tenant shall not have the right to terminate this Lease as to any Building which is not affected by such damage) by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant.
11.3    Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11 constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.
ARTICLE 12
NONWAIVER
No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlords knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlords right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.
ARTICLE 13
CONDEMNATION
If the whole or any material part of any particular Building shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of a particular Building or its associated Common Areas, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease with respect to such particular Building effective as of the date

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possession is required to be surrendered to the authority. If more than ten percent (10%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date procession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for an compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses and loss of goodwill, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or proportionately reduced if less than all of the Buildings are affected. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square fee of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.
ARTICLE 14
ASSIGNMENT AND SUBLETTING
14.1    Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). If Tenant desires Landlord's consent to any Transfer, Tenant shall (after first having provided Landlord the "Intention to Transfer Notice", to the extent required pursuant to Section 14.4, below) notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than ten (10) business days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the "Transfer Premium", as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord's standard Transfer documents in connection with the documentation of such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space, and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord's reasonable review and processing fees (in an amount not to exceed Five Hundred and No/100 Dollars ($500.00)), as well as any reasonable out-of-pocket third party professional fees (including, without limitation, attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord, within thirty (30) days after written request by Landlord.
14.2    Landlord's Consent. Landlord shall not unreasonably withhold or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without

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limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply.
14.2.1    The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;
14.2.2    The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;
14.2.3    The Transferee is either a governmental agency or instrumentality thereof or a nonprofit organization;
14.2.4 Intentionally omitted;
14.2.5    Intentionally omitted;
14.2.6    The proposed Transfer would cause a violation of another lease for space in the Project as to which Tenant was informed prior to the date of Tenant's request for approval of the particular Transfer, or would give an occupant of the Project a right to cancel its lease; or
14.2.7    Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, is negotiating with Landlord or has negotiated with Landlord during the three (3) month period immediately preceding the date Landlord receives the Transfer Notice, to lease space in the Project.
If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.1.2 or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant's original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease). If Landlord should fail to notify Tenant in writing of its consent, rejection, or recapture with respect to the Subject Space within ten (10) business days following Tenant's delivery of the Transfer Notice and all required information, then upon the delivery of an additional notice by Tenant to Landlord that Landlord has failed to respond, and upon Landlord's failure to respond within such five (5) business day period, Landlord shall be deemed to have consented to the proposed Transfer.
14.3    Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee. "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred and less any tenant improvement allowances and/or rental concessions granted in connection with such Transfer. "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. The determination of the amount of Landlord's applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer. The Transfer Premium shall be calculated after deducting the reasonable expenses incurred by Tenant for (i) any brokerage commissions in connection with the Transfer and (ii) reasonable legal fees incurred in connection with the Transfer.

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14.4    Landlord's Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer of the entire Building, Tenant shall give Landlord notice (the "Intention to Transfer Notice") of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the Building or Buildings which Tenant intends to Transfer (the "Contemplated Transfer Space"), the contemplated date of commencement of the Contemplated Transfer (the "Contemplated Effective Date"), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space. Thereafter, Landlord shall have the option, by giving written notice to Tenant within ten (10) business days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space only for the contemplated length of the term of such contemplated Transfer. In the event of a recapture by Landlord, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner, to recapture the Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the "Nine Month Period") commencing on the last day of such ten (10) business day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. if such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4.
14.5    Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord's costs of such audit.
14.6    Additional Transfers. For purposes of this Lease, the term "Transfer" shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.
14.7    Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as canceled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attom to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant's agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord

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shall apply towards Tenant's obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person. If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.
14.8    Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, if Tenant is not then in default of this Lease, Tenant may assign this Lease or sublet any portion of the Premises (hereinafter collectively referred to as a "Permitted Transfer") to (a) an affiliate of Tenant or its parent company (an entity which is controlled by, controls, or is under common control with, Tenant or its parent company), (b) any successor entity to Tenant by way of merger, consolidation or other non-bankruptcy corporate reorganization, or (c) an entity which acquires all or substantially all of Tenant's assets (collectively, "Permitted Transferees", and, individually, a "Permitted Transferee"); provided that (i) at least ten (10) business days prior to the Transfer, Tenant notifies Landlord of such Transfer, and supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee, including, but not limited to, copies of the sublease or instrument of assignment and copies of documents establishing to the reasonable satisfaction of Landlord that the transaction in question is one permitted under this Section 14.8, (ii) at least ten (10) business days prior to the Transfer, Tenant furnishes Landlord with a written document executed by the proposed Permitted Transferee in which, in the case of an assignment, such entity assumes all of Tenant's obligations under this Lease with respect to the Contemplated Transfer Space, and, in the case of a sublease, such entity agrees to sublease the Contemplated Transfer Space subject to this Lease, (iii) in the case of a Transfer pursuant to clause (b) above, the successor entity must have a net worth (computed in accordance with generally accepted accounting principles, except that intangible assets such as goodwill, patents, copyrights, and trademarks shall be excluded in the calculation ("Net Worth")) at the time of the Transfer that is at least equal to the Net Worth of Tenant immediately prior to such Transfer, and (iv) any such proposed Transfer is made for a good faith operating business purpose and not, whether in a single transaction or in a series of transactions, be entered into as a subterfuge to evade the obligations and restrictions relating to Transfers set forth in this Article 14. For purposes of this Section, a public or private offering of Tenant stock is a Permitted Transfer. "Control," as used in this Section 14.8. shall mean the ownership, directly or indirectly, of the power to direct or cause the direction of the management, affairs and policies of anyone, whether through the ownership of voting securities, by contract, or otherwise.
ARTICLE 15
SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES
15.1    Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.
15.2    Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in good order and condition , reasonable wear and tear and repairs and casualty excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or

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cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.
ARTICLE 16
HOLDING OVER
If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case the Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs over and above the increase in Base Rent set forth above (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims, to the extent Landlord is obligated to pay such claims, made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom, so long as Tenant has been given at least thirty (30) days prior notice of a succeeding tenant and its start date, and Tenant does not vacate within such 30-day period.
ARTICLE 17
ESTOPPEL CERTIFICATES
Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current annual financial statement and annual financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles or international Financial Reporting Standards (IFRS), whichever is applicable. Such statements will be unaudited statements that will be consolidated in the LM Ericsson (Tenant's parent company, referred to herein as "LME") financial statements. The LME audited financial report (or Form 20F) will be provided to Landlord on request. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.
ARTICLE 18
SUBORDINATION
This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications,

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consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenants occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord's interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases, which instruments or assurances shall include a commercially reasonable non-disturbance clause. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to cause Landlord's current lender to provide Tenant, within thirty (30) days after the date hereof with a commercially reasonable non-disturbance and attornment agreement in connection with such lender's existing loan on the Project.
ARTICLE 19
DEFAULTS; REMEDIES
19.1    Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:
19.1.1    Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after receipt of notice; or
19.1.2    Except where a specific time period is otherwise set forth for Tenant's performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or
19.1.3    Abandonment of the Premises by Tenant; or
19.1.4    The failure by Tenant to observe or perform according to the provisions of Article 5, 14, 17, or 18 of this Lease where such failure continues for more than two (2) business days after receipt of notice from Landlord; or
19.1.5    A default by Tenant under the Other Lease.
The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.
19.2    Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

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19.2.1    Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:
(i)    The worth at the time of award of the unpaid rent which has been earned at the time of such termination; plus
(ii)    The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iii)    The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iv)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and
(v)    At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.
The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
19.2.2    Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
19.2.3    Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2 1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.
19.3    Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further

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right to or interest in the rent or other consideration receivable thereunder. However, such rent shall be applied to any debt or Rent obligation owed by Tenant to Landlord under the terms of this Lease.
19.4    Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.
19.5    Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days is required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.
ARTICLE 20
COVENANT OF QUIET ENJOYMENT
Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of an other covenant express or implied.
ARTICLE 21
GUARANTOR
Concurrently with Tenant's execution of this Lease, and as a condition precedent to Landlord's obligations under this Lease, Tenant shall deliver to Landlord a guaranty in the form attached hereto as Exhibit I, fully executed and binding upon Telefonaktiebolaget L.M. Ericsson, a Swedish corporation ("Guarantor").
ARTICLE 22
INTENTIONALLY OMITTED

ARTICLE 23
SIGNS
23.1    Signage. Tenant shall have the right to install (a) two (2) building-top signs on the Building identifying Tenant, its Permitted Transferees, or any subtenant of more than fifty percent (50%) of the Building, and (b) directional signs on the currently existing monument signs located in the Project (collectively, the "Tenant's Signs"); provided, however, that such Tenant's Signs shall comply with Landlord's general signage criteria in effect at the time, and in no event shall any such sign contain an "Objectionable Name", as defined below; and further provided that Tenant's Signs shall comply with all applicable governmental rules and regulations

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(collectively, the "Signage Requirements"). For purposes of this Section 23.1, an "Objectionable Name" shall mean any name which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Building, or which would otherwise reasonably offend a landlord of the Comparable Buildings. The design, fabrication, and installation of the Tenant's Signs shall be at Tenant's sole cost and expense. Tenant shall maintain and keep the Tenant's Signs in good condition and repair during the Lease Term at Tenant's sole cost and expense. At the end of the Lease Term, or upon the failure to comply with the Signage Requirements, Tenant shall remove the Tenant's Signs and repair any damage to the Building caused by the installation or removal thereof at Tenant's sole cost and expense. If Tenant fails to so remove the Tenant's Signs and make any necessary repairs, Landlord shall have the right to do so at Tenant's expense.
23.2    Prohibited Signage and Other Items. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its reasonable discretion.
ARTICLE 24
COMPLIANCE WITH LAW
Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 24. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.
Landlord shall indemnify and hold Tenant harmless from any claims, liabilities, costs or expenses (including, without limitation, all litigation costs, expert witness fees and reasonable attorneys' fees) incurred or suffered by Tenant related to the removal, investigation, monitoring or remediation of hazardous materials which are present as of the Lease Commencement Date other than as caused by any Tenant Parties, or Tenant Parties affiliates, or which come to be present on the Premises as a result of Landlord's actions, after the Lease Commencement Date. Landlord's indemnification and hold harmless obligations include, without limitation, (i) claims, liability, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under common law or under the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1980 ("RCRA") or any other Federal, State, County, or Municipal law, ordinance or regulation. (ii) claims, liabilities, costs or expenses pertaining to the identification, monitoring, cleanup, containment, or removal of hazardous materials from soils, riverbeds, or aquifers including the provision of an alternative public drinking water source, and (iii) all costs of defending such claims. In no event shall Landlord be liable for any consequential damages suffered or incurred by Tenant as a result of any such contamination. Landlord hereby represents and warrants that, to Landlord's current actual knowledge, as of the Lease Commencement Date, there are no hazardous materials or substances, as those terms are defined by applicable laws, present on, in or about Building C, which exist in violation of current applicable law. For the purposes of this Lease, to "Landlord's current actual knowledge" shall mean only the current actual knowledge of Mr. John Moe, without the duty of inquiry or investigation.

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ARTICLE 25
LATE CHARES
If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) business days after Tenant's receipt of written notice from Landlord that said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual "Bank Prime Loan" rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus two (2) percentage points, and (ii) the highest rate permitted by applicable law. ln the event that Tenant shall fail to timely pay Rent when due more than twice in any twelve (12) month period, at Landlord's option, notwithstanding anything contained in this Lease to the contrary, Tenant shall thereafter be required to pay all Base Rent and estimated Direct Expenses due under this Lease semi-annually in advance.
ARTICLE 26
LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT
26.1    Landlord's Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.
26.2    Tenant's Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting the Rent or in enforcing any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable legal fees and other amounts so expended. Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.
ARTICLE 27
ENTRY BY LANDLORD
Landlord reserves the right at all reasonable times and upon not less than 24-hours prior notice to Tenant (except in the case of an emergency), while accompanied by an employee of Tenant (except in the case of an emergency where Landlord has attempted to contact a Tenant representative), to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by

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Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawfl.il entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.
ARTICLE 28
TENANT PARKING
Commencing on the Lease Commencement Date, Landlord shall provide Tenant with the amount of parking passes set forth in Section 7 of the Summary, which parking passes shall pertain to the Project parking areas. The use of such parking passes shall be free of charge during the initial Lease Term, provided that Tenant shall be responsible for the ff11 amount of any taxes imposed by any governmental authority in connection with the use of the parking facility by Tenant. Tenant's continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking areas where the parking passes are located (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the Project's parking areas), Tenant's cooperation in seeing that Tenant's employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. Tenant's use of the Project parking areas shall be at Tenant's sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant's, its employees' and/or visitors' use of the parking areas. Tenant's rights hereunder are subject to the terms of any Underlying Documents. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking areas at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant, from time to time, temporarily close-off or restrict access to the Project parking areas, other than those areas within the Common Areas related to the Premises, for purposes of permitting or facilitating any such construction, alteration or improvements; provided, however, in the event that Landlord elects to take any such actions, such actions shall not materially affect Tenant's rights under this Lease and Landlord shall use commercially reasonable efforts to minimize any interference with Tenant's use of the Project parking areas. Tenant shall have the right, at Tenant's sole cost and expense, to mark a reasonable number of parking spaces near the entrance of the Building as visitor parking or designated parking.
ARTICLE 29
MISCELLANEOUS PROVISIONS
29.1    Terms; Captions. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.
29.2    Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.
29.3    No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.
29.4    Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or

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expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request there for.
29.5    Transfer of Landlord's Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee.
29.6    Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.
29.7    Landlord's Title. Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.
29.8    Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.
29.9    Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.
29.10    Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.
29.11    Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
29.12    No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.
29.13    Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Building or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Building (as such value is determined by Landlord), provided that in no event shall such liability extend to any sales or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises. The Landlord Parties shall not have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29. 13

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shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.
29.14    Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof; and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.
29. 15    Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.
29.16    Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard 10 Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.
29.17    Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.
29.18    Notices. All notices, demands, statements, designations, approvals or other communications (collectively, "Notices") given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested ("Mail"), (B) transmitted by telecopy, if such telecopy is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 8 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date of receipt of such Notice, provided a notice shall be deemed received (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the telecopy is successfully transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

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Carr NP Properties, L.L.C. 1810 Gateway Drive, Suite 150 San Mateo, CA 94404 Attn: Market Officer

and

Blackstone Real Estate Advisors 345 Park Avenue New York, NY 10154 Attn: Marshall Findley, Managing Director

and

Allen Matkins Leck Gamble Mallory & Natsis LLP 1901 Avenue of the Stars Suite 1800 Los Angeles, California 90067 Attention: Anton N. Natsis, Esq.
29.19    Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.
29.20    Authority. If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.
29.21    Attorneys' Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.
29.22    Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (Ill) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.
29.23    Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of; option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

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29.24    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 10 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease; provided that, Landlord acknowledges that Tenant has been working with the Staubach Company ("Staubach"). Tenant has informed Landlord that Staubacli will not be making any claim for a commission or fee from Landlord in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with Staubach or any real estate broker or agent, other than the Brokers, occurring by, through. or under the indemnifying party.
29.25    Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.
29.26    Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord's sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.
29.27    Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.
29.28    Intentionally Deleted.
29.29    Building Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the "Renovations") the Project, other than the Building and/or the Premises. Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations. In the course of constructing any such Renovations, Landlord shall use commercially reasonable efforts to minimize interference with Tenant's use of the Premises. Landlord shall diligently pursue the construction of any Renovations to the completion thereof The construction of any Renovations shall not materially affect Tenant's rights under this Lease.
29.30    No Violation. Landlord and Tenant hereby warrant and represent that neither its respective execution of nor performance under this Lease shall cause it to be in violation of any agreement, instrument, contract, law, rule or regulation by which the respective party is bound, and each party shall protect, defend, indemnify and hold the other party harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from a party's breach of this warranty and representation.
29.31    Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the "Lines"), provided that (i) Tenant shall use an experienced and qualified contractor, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and

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shall be identified in accordance with the "Identification Requirements," as that term is set forth hereinbelow, (iii) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (iv) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (v) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant's name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4') outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines' termination point(s) (collectively, the "Identification Requirements"). Unless otherwise instructed by Landlord (by notice to Tenant), Tenant shall, at Tenant's sole cost and expense, prior to the expiration or earlier termination of this Lease, remove any Lines located in or serving the Premises (and repair any resulting damage).
29.32    Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project and/or the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project, Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.
29.33    Development of the Project.
29.33.1    Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.
29.33.2    The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the "Other Improvements") are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, provided that Tenant's rights under this Lease are not materially impaired, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord's right to convey all or any portion of the Project or any other of Landlord's rights described in this Lease.
29.33.3    Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be subject to demolition or construction following Tenant's occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Subject to the terms and condition set forth in Section 29.29, Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such demolition or construction.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:	TENANT:

CARR NP PROPERTIES L.L.C., a Delaware limited liability company	ERICSSON INC., a Delaware corporation

By: /s/ Authorized Signatory	By: /s/ Vickie Bunch
Its: ________________	Its: Director, Business Support

By: ____________________
Its: _________________

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ERICSSON INC.
CERTIFICATE OF INCUMBENCY

I, John Moore, do hereby certify that I am the duly elected, qualified and acting Secretary of Ericsson Inc., (the "Company"), a Delaware corporation, and I do further certify that the person whose name, title and official signature appears below is a duly elected, qualified and acting officer of the Company and holds, on the date of this Certificate, the office set forth opposite his respective name.

Name of Officer	Title of Officer	Specimen Signature

Vickie Bunch	Assistant Secretary	/s/ Vickie Bunch

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Company this 23rd day of August, 2007.

ERICSSON INC.

By:	/s/ John Moore
John Moore, Secretary

UNANIMOUS CONSENT OF DIRECTORS OF
ERICSSON INC.

The undersigned, being all the directors of Ericsson Inc., a Delaware corporation (the "Company"), do hereby consent in writing to the adoption of and hereby adopt the following resolutions and direct that this consent be filed with the minutes of the proceedings of the Board of Directors of the Company:
WHEREAS, the undersigned believe that it is in the best interests of the Company to enter into those certain office leases that have been under negotiation between the Company and Carr NP Properties L.L.C. concerning premises in the office buildings located at 250 and 300 Holger Way, and 100 Headquarters Drive, San Jose, California (the "Leases");
WHEREAS, certain officers of the Company, including Vickie Bunch, Assistant Secretary, have taken actions to negotiate the Leases and facilitate the closing of the same and related transactions;
RESOLVED, that the undersigned find that the entry into the Leases is in the best interests of the Company.
RESOLVED, that Vickie Bunch, and her designees be, and each of them acting individually hereby is, authorized and directed as follows: (A) to negotiate the terms and conditions of the Leases, including the form of all exhibits and schedules attached thereto or referred to therein, containing such terms as they shall find necessary or advisable (such finding to be evidenced conclusively by the execution and delivery of the Leases); and (B) to execute and deliver, and cause the Company to perform its obligations under, the Leases, including all exhibits and schedules attached thereto; and
RESOLVED, that the officers of the Company be, and they hereby are, and each of them severally is, authorized to negotiate, execute and deliver on behalf of the Company, any other agreements and other certificates and other documents contemplated by the Leases, with such changes therein as the officer or officers executing the same may approve as being necessary, desirable or appropriate, and such other instruments and documents, in each case such execution to be conclusive evidence of such approval and of the authority therefor hereunder.
RESOLVED, that all acts previously taken by the officers of the Company in negotiating, entering into, executing, acknowledging or attesting any agreements, documents, instruments or certificates, and in causing the performance of any such agreements, documents, instruments or certificates in order to carry out the terms and intentions of these resolutions are hereby ratified, confirmed and adopted as the act and deed of the Company; and
FURTHER RESOLVED, that the officers of the Company, and each of them acting singly, be and hereby are severally authorized to do and perform, or cause to be done and performed, all such acts, deeds and things, and to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments and

1

certificates, in the name and on behalf of the Company, as any such person may approve as being necessary, desirable or appropriate to effectuate or can-y out more fully the purpose and intent of the foregoing resolutions, and to incur all such fees and expenses as in their judgment shall be necessarily or advisable in order to carry out fully the intent and purposes of the foregoing resolutions and each of them in each such case, such execution or action when made or taken to be conclusive evidence of such approval and of the authority therefor hereunder.

IN WITNESS WHEREOF, the undersigned have hereunto executed this consent as of the 23rd of August, 2007.

/s/ Authorized Signatory
Authorized Signatory

/s/ John Moore
John Moore

/s/ Jan Ogren
Jan Ogren

2

EXHBIIT A

CORPORATE TECHNOLOGY CENTER

OUTLINE OF PREMISES

EXHIBIT A -1-	[CORPORATE TECHNOLOGY CENTER] [Ericsson Inc]

EXHIBIT B
CORPORATE TECHNOLOGY CENTER
INTENTIONALLY OMITTED

EXHIBIT B -1-	[CORPORATE TECHNOLOGY CENTER] [Ericsson Inc]

EXHIBIT C
CORPORATE TECHNOLOGY CENTER
NOTICES OF LEASE TERMS DATES

To:	____________________
____________________
____________________
____________________

Re:	Office Lease dated ________________, 200_ between ______________________, a
___________________ ("Landlord"), and ________________________________, a
__________________ ("Tenant") concerning Suite ________ on floors(s) ______ of the office building located at. _____________, _____________, California.

Gentlemen:
In accordance with the Office Lease (the "Lease"), we wish to advise you and/or confirm as follows:

1.	The Lease Term shall commence on or has commenced on ______________ for a term of
______________ ending on ______________.

2.	Rent commenced to accrue on ______________, in the amount of ___________.

3.	If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be fore the full amount of the monthly installment as provided for in the Lease.

4.	Your rent checks should be made payable to ____________ at ___________.

5.	The exact number of rentable/usable square feet within the Premises is __________ square feet.
"Landlord"
__________________________________,
a _________________________________

By:	/s/ Authorized signatory
Its: _______________
Agreed to and Accepted as
of _______, 200_.
"Tenant":
/s/ Vickie Bunch
a Business Support, Director

By:	___________________
Its: ____________________

EXHIBIT C -1-	[CORPORATE TECHNOLOGY CENTER] [Ericsson Inc]

EXHIBIT D
CORPORATE TECHNOLOGY CENTER
RULES AND REGULATIONS
Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.
1.    Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord's prior written consent, which consent shall not be unreasonably withheld. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises. Upon the termination of this Lease, Tenant shall deliver to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant.
2.    Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.
3.    The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.
4.    Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.
5.    The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.
6.    Tenant shall not overload the floor of the Premises without Landlord's prior written consent.
7.    Except for vending machines intended for the sole use of Tenant's employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.
8.    Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline or other inflammable or combustible fluid, chemical, substance or material.
9.    Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.
10.    Tenant shall not bring into or keep within the Project, the Building or the Premises any animals, birds, or aquariums.

EXHIBIT D -1-	[CORPORATE TECHNOLOGY CENTER] [Ericsson Inc]

11.    Intentionally Omitted.
12.    Landlord reserves the right to exclude or expel from the Project any person who, ]fl the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.
13.    No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the vicinity of the Building without violation of any law or ordinance governing such disposal.
14.    Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
15.    Any persons employed by Tenant to do janitorial work while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.
16.    No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord. Tenant shall abide by Landlords regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Building Common Areas.
17. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.
18.    Tenant must comply with the State of California "No-Smoking" law set forth in California Labor Code Section 6404.5, and any local "No-Smoking' ordinance which may be in effect from time to time and which is not superseded by such State law.
19.    Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.
20.    Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.
21.    No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.
22.    No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

EXHIBIT D -2-	[CORPORATE TECHNOLOGY CENTER] [Ericsson Inc]

Landlord reserves the right at any time to reasonably change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord's judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D -3-	[CORPORATE TECHNOLOGY CENTER] [Ericsson Inc]

EXHIBIT E
CORPORATE TECHNOLOGY CENTER
FORM OF TENANT'S ESTOPPEL CERTIFICATE
The undersigned as Tenant under that certain Office Lease (the "Lease") made and entered into as of _________, 200_ by and between ______________ as Landlord, and the undersigned as Tenant, for Premises on the ______________ floor(s) of the office building located at ______________, _______________________________, _____________, California, certificate as follows:
1.    Attached hereto as Exhibit A is a true and correct copy of the Lease and shall all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.
2.    The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on ___________, and the Lease Term expires on _________, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.
3.    Base Rent became payable on __________.
4.    The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.
5.    Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any licence or concession agreements with respect thereto except as follows:

6.    Tenant shall not modify the documents contained in Exhibit A without the prior written consent of Landlord's mortgagee.
7.    All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ___________. The current monthly installment of Base Rent is $___________________.
8.    All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder. The Lease does not require Landlord to provide any rental concessions or to pay any leasing brokerage commissions.
9.    No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease. Neither Landlord, nor its successors or assigns, shall in any event be liable or responsible for, or with respect to, the retention, application and/or return to Tenant of any security deposit paid to any prior landlord of the Premises, whether or not still held by any such prior landlord, unless and until the party from whom the security deposit is being sought, whether it be a lender, or any of its successors or assigns, has actually received for its own account, as landlord, the full amount of such security deposit.
10.    As of the date hereof, there are no existing defenses or offsets, or, to the undersigned's knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

EXHIBIT E -1-	[CORPORATE TECHNOLOGY CENTER] [Ericsson Inc]

11.    If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.
12.    There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.
13.    Tenant is in full compliance with all federal, state and local laws, ordinances, rules and regulations affecting its use of the Premises, including, but not limited to, those laws, ordinances, rules or regulations relating to hazardous or toxic materials. Tenant has never permitted or suffered, nor does Tenant have any knowledge of, the generation, manufacture, treatment, use, storage, disposal or discharge of any hazardous, toxic or dangerous waste, substance or material in, on, under or about the Project or the Premises or any adjacent premises or property in violation of any federal, state or local law, ordinance, rule or regulation.
14.    To the undersigned's knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full. All work (if any) in the Common Areas required by the Lease to be completed by Landlord has been completed and all parking spaces required by the Lease have been furnished and/or all parking ratios required by the Lease have been met.
The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.
Executed at ______________ on the ____ day of ____________, 200_.
"Tenant":
_____________________________________,
a ____________________________________

By:	/s/ Vickie Bunch

Its:	Business Support, Director

By:	/s/ Authorized Signatory

Its:	______________

EXHIBIT E -2-	[CORPORATE TECHNOLOGY CENTER] [Ericsson Inc]

EXHIBIT F
FORM OF RECOGNITION OF COVENANTS, CONDITIONS AND RESTRICTIONS

RECORDING REQUESTED BY
AND WHEN RECORDED RETURN TO:
ALLEND MATKINS LECK GAMBLE
MALLORY & NATISIS LLP
1901 Avenue of the Stars
18th Floor
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.

RECOGNITION OF COVENANTS,
CONDITIONS, AND RESTRICTIONS
This Recognition of Covenants, Conditions, and Restrictions (this "Agreement") is entered into as of the __ day of __________, 200__, by and between ____________________ ("Landlord"), and _____________________ ("Tenant"), with reference to the following facts:

A.
Landlord and Tenant entered into that certain Office Lease dated ______, 2000_ (the "Lease"). Pursuant to the Lease, Landlord leased to Tenant and Tenant leased from Landlord space (the "Premises") located in an office building on certain real property described in Exhibit "A" attached hereto and incorporated herein by this reference (the "Property").

B.
The Premises are located in an office building located on real property which is part of an area owned by Landlord containing approximately ___ (___) acres of real property located in the City of __________, California (the "Project"), as more particularly described in Exhibit "B" attached hereto and incorporated herein by this reference.

C.
Landlord, as declarant, has previously recorded, or proposes to record concurrently with the recordation of this Agreement, a Declaration of Covenants, Conditions, and Restrictions (the "Declaration"), dated _________________, _____, in connection with the Project.

D.	Tenant is agreeing to recognize and be bound by the terms of the Declaration, and the parties hereto desire to set forth their agreements concerning the same.
NOW, THEREFORE, in consideration of (a) the foregoing recitals and the mutual agreements hereinafter set forth, and (b) for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto agree as follows:
1.    Tenant's Recognition of Declaration. Notwithstanding that the Lease has been executed prior to the recordation of the Declaration, Tenant agrees to recognize and be bound by all of the terms and conditions of the Distribution.

EXHIBIT F -1-	[CORPORATE TECHNOLOGY CENTER] [Ericsson Inc]

2.    Miscellaneous.
2.1    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estates, personal representatives, successors, and assigns.
2.2    This Agreement is made in, and shall be governed, enforced and construed under the laws of, the State of California.
2.3    This Agreement constitutes the entire understanding and agreements of the parties with respect to the subject matter hereof, and shall supersede and replace all prior understandings and agreements, whether verbal or in writing. The parties confirm and acknowledge that there are no other promises, covenants, understandings, agreements, representations, or warranties with respect to the subject matter of this Agreement except as expressly set forth herein.
2.4    This Agreement is not to be modified, terminated, or amended in any respect, except pursuant to any instrument in writing duly executed by both of the parties hereto.
2.5    In the event that either party hereto shall bring any legal action or other proceeding with respect to the breach, interpretation, or enforcement of this Agreement, or with respect to any dispute relating to any transaction covered by this Agreement, the losing party in such action or proceeding shall reimburse the prevailing party therein for all reasonable costs of litigation, including reasonable attorneys' fees, in such amount as may be determined by the court or other tribunal having jurisdiction, including matters on appeal.
2.6    All captions and heading herein are for convenience and ease of reference only, and shall not be used or referred to in any way in connection with the interpretation or enforcement of this Agreement.
2.7    If any provision of this Agreement, as applied to any party or to any circumstance, shall be adjudged by a court of competent jurisdictions to be void or unenforceable for any reason, the same shall not affect any other provision of this Agreement, the application of such provision under circumstances different form those adjudged by the court, or the validity or enforceability of this Agreement as a whole.
2.8    Time is of the essence of this Agreement.
2.9    The Parties agree to execute any further documents, and take any farther actions, as may be reasonable and appropriate in order to carry out the purpose and intent of this Agreement.
2.10    As used herein, the masculine, feminine or neuter gender, and the singular and plural numbers, shall each be deemed to include the others whenever and whatever the context so indicates.

EXHIBIT F -2-	[CORPORATE TECHNOLOGY CENTER] [Ericsson Inc]

SIGNATURE PAGE OF RECOGNITION OF
COVENANTS, CONDITIONS AND RESTRICTIONS
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
"Landlord"
__________________________________,
a _________________________________

By:	/s/ Authorized signatory

Its:	___________________

"Tenant":
__________________________________
a _________________________________

By:	/s/ Vickie Bunch
Its: Business Support, Director
By: _______________________________

EXHIBIT F -3-	[CORPORATE TECHNOLOGY CENTER] [Ericsson Inc]

EXHIBIT G
EQUIVALENT RATE ANALYSIS
METHODOLOGY FOR DETERMINING NET EFFECTIVE RATE. In order to determine the "Net Equivalent Lease Rate", and given that the applicable transactions may vary in terms of length or term, rental rate, concessions, etc., the following steps shall be taken into consideration to "adjust" the objective data from each of the applicable transactions and allow for an "apples to apples" comparison of the transactions.
1.    The contractual rent payments for each transaction should be arrayed monthly or annually over the lease term. Each transaction should be adjusted to stimulate a net rent structure, wherein the tenant is responsible for payment of all property operating expenses in a manner consistent with this Lease. This results in the estimate of Net Equivalent Rent received by Landlord being expressed as a periodic net rent payment.
2.    Any free rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term.
3.    The resultant net cash flow from the lease should be then discounted (using an 8% annual discount rate) to the lease commencement date, resulting in a net present value estimate.
4.    From the net present value, up front inducements (improvements allowances and other concessions) should be deducted. These items should be deducted directly, on a "dollar for dollar" basis, without discounting since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt.
5.    The net present value should then amortized back over the lease term as a level monthly or annual net rent payment using the same annual discount rate of 8.0% used in the present value analysis. This calculation will result in a hypothetical level or even payment applicable lease term, termed the "Net Equivalent Lease Rate" (or constant equivalent in general financial terms).

EXHIBIT G -1-	[CORPORATE TECHNOLOGY CENTER] [Ericsson Inc]

EXHIBIT H
FORM OF BILL OF SALE
BILL OF SALE
Seller, CARR NP PROPERTIES L.L.C., a Delaware limited liability company, having a principal place of business at 1810 Gateway Drive, Suite 150, San Mateo, California 94404, in consideration of $1.00 and other valuable consideration, receipt and sufficiency whereof is hereby acknowledged, does hereby quitclaim and convey to Buyer, ERICSSON INC., a Delaware corporation, the personal property (collectively, the "Personal Property") described in Section 1.3 of that certain Office Lease by and between Seller and Buyer dated August 23, 2007, located in, or otherwise servicing, those premises consisting of and located at 300 Holger Way and 250 Holger Way, San Jose, California.
Seller makes no representation or warranty concerning the condition of the Personal Property, and Buyer shall accept the same in its currently existing, "as-is" condition. Seller hereby represents and warrants to Buyer that Seller has the legal power, right and authority to transfer the Personal Property to Buyer, and that such Personal Property shall be free of any liens encumbrances or claims of any third-party.
IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be signed and sealed in its name by its officers thereunto duly authorized this ____ day of _______, 2007.
CARR NP PROPERTIES L.L.C.,
a Delaware limited liability company

By:	__________________________
Its: _______________________

EXHIBIT H -1-	[CORPORATE TECHNOLOGY CENTER] [Ericsson Inc]

BILL OF SALE
Seller, CARR NP PROPERTIES L.L.C., a Delaware limited liability company, having a principal place of business at 1810 Gateway Drive, Suite 150, San Mateo, California 94404, in consideration of $1.00 and other valuable consideration, receipt and sufficiency whereof is hereby acknowledged, does hereby quitclaim and convey to Buyer, ERICSSON INC., a Delaware corporation, the personal property (collectively, the "Personal Property") described in Section 1.3 of that certain Office Lease by and between Seller and Buyer dated August 23, 2007, located in, or otherwise servicing, those premises consisting of and located at 300 Holger Way and 250 Holger Way, San Jose, California.
Seller makes no representation or warranty concerning the condition of the Personal Property, and Buyer shall accept the same in its currently existing, "as-is" condition. Seller hereby represents and warrants to Buyer that Seller has the legal power, right and authority to transfer the Personal Property to Buyer, and that such Personal Property shall be free of any liens encumbrances or claims of any third-party.
IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be signed and sealed in its name by its officers thereunto duly authorized this 24 day of August, 2007.
CARR NP PROPERTIES L.L.C.,
a Delaware limited liability company

By:	/s/ Authorized Signatory
Its: VP

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EXHIBIT I
GUARANTY
THIS GUARANTY OF LEASE (this "Guaranty") is made as of August 23. 2007, by Telefonaktiebolaget L.M Ericsson, a Swedish corporation (the "Guarantor"), whose address is as set forth in Section 10 hereof, in favor of CARR NP PROPERTIES L.L.C., a Delaware limited liability company, and 200 Holgcr LLC, a Delaware limited liability company (collectively, "Landlord")
WHEREAS, Landlord and ERICSSON INC., a Delaware corporation ("Tenant") desire to enter into those certain Office Lease dated as of the date hereof (collectively, the "Lease") concerning premises in the office buildings located at 250 Holger Way, 300 Holger Way. and 100 Headquarters Drive. as to the Office Lease with Carr NP Properties L L.C., and 200 Holger Way. as to the Office Lease with 200 Holger LLC. all in San lose, California;
WHEREAS, Guarantor has a financial interest in the Tenant; and
WHEREAS, Landlord would not execute the Lease if Guarantor did not execute and deliver to Landlord this Guaranty.
NOW, THEREFORE, for and in consideration of the execution of the foregoing Lease by Landlord and as a material inducement to Landlord to execute said Lease, Guarantor hereby absolutely, presently, continually, unconditionally and irrevocably guarantees the prompt payment by Tenant of all rentals and other sums payable by Tenant under said Lease, provided that the maximum aggregate amount payable hereunder shall be limited as set forth in Section 22, below, and further agrees as follows:
1.    It is specifically agreed and understood that the terms, covenants and conditions of the Lease may be altered, affected, modified, amended, compromised, released or otherwise changed by agreement between Landlord and Tenant, and Guarantor does guaranty and promise to perform all of the financial obligations of Tenant under the Lease as so altered. affected, modified, amended, compromised, released or changed and the Lease may be assiened by or with the consent of Landlord or any assignee of Landlord without consent or notice to Guarantor and that this Guaranty shall thereupon and thereafter guaranty the financial performance of said Lease as so changed. modified, amended, compromised, released, altered or assigned.
2.    This Guaranty shall not be released, modified or affected by failure or delay on the part of Landlord to enforce any of the rights or remedies of Landlord under the Lease, whether pursuant to the terms thereof or at law or in equity, or by any release of any person liable under the terms of the Lease (including, without limitation, Tenant) or any other guarantor, including without limitation, any other Guarantor named herein, from any liability with respect to Guarantor's obligations hereunder.
3    Subject to Section 24, below, Guarantor's liability under this Guaranty shall continue until all rents due under the Lease, including during any extensions thereof have been paid in Sill in cash and until all other obligations to Landlord have been satisfied. If alt or any portion of Tenant's obligations under the Lease is paid or performed by Tenant, the obligations of Guarantor hereunder shall continue and remain in full force and effect in the event that all or any part of such payment(s) or performance(s) is avoided or recovered directly or indirectly from Landlord as a preference, fraudulent transfer or otherwise.
4.    Guarantor warrants and represents to Landlord that Guarantor now has and will continue to have Sill and complete access to any and alt information that Tenant has concerning the Lease and Tenant's financial status and its ability to pay and perform the obligations owed to Landlord under the Lease. Guarantor further warrants and represents that Guarantor has reviewed and approved copies of the Lease and is fully informed of the remedies Landlord may pursue, with or without notice to Tenant, in the event of default under the Lease. So long as

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any of the Guarantors obligations hereunder remains unsatisfied or owing to Landlord, Guarantor shall keep fully informed as to all aspects of Tenant's financial condition and the performance of said obligations.
5.    Guarantor hereby covenants and agrees with Landlord that if a default shall at any time occur in the payment of any sums due under the Lease by Tenant, Guarantor shall and ill forthwith upon written demand to the address specified in Clause 10 pay such sums and any arrears thereof, to Landlord ifl U.s. Dollars.
6.    The liability of Guarantor under this Guaranty is a guaranty of payment and not of collectibility, and is not conditioned or contingent upon the pursuit by Landlord of any remedies which it now has or may hereafter have with respect to the Lease whether, at law, in equity or otherwise.
7.    Guarantor hereby waives and agrees not to assert or take advantage of to the extent permitted by law: (i) all notices to Guarantor, to Tenant, or to any other person, including, but not limited to, notices of the acceptance of this Guaranty or the creation, renewal, extension, assignment, modification or accrual of any of the obligations owed to Landlord under the Lease and, except to the extent set forth in Section 9 hereof, enforcement of any right or remedy with respect thereto, and notice of any other matters relating thereto; (ii) notice of acceptance of this Guaranty; (iii) demand of payment, presentation and protest; (iv) any right to require Landlord to apply to any default any security deposit or other security it may hold under the Lease; and (v) right or defense that may arise by reason of the incapability, lack of authority, death or disability of Tenant or any other person.. Guarantor further agrees that Landlord may enforce this Guaranty upon the occurrence of a default under the Lease, notwithstanding any dispute between Landlord and Tenant with respect to the existence of said default or performance of the obligations under the Lease or any counterclaim, sot-off or other claim which Tenant may allege against Landlord with respect thereto. Moreover, Guarantor agrees that Guarantor's obligations shall not ho affected by any circumstances which constitute a legal or equitable discharge of a surety.
8    Guarantor agrees that Landlord may enforce this Guaranty without the necessity of proceeding against Tenant or any oilier guarantor Guarantor hereby waives the right to require Landlord to proceed against Tenant, to proceed against any other guarantor, to exercise any right or remedy under the Lease or to pursue any other remedy or to enforce any other right.

9.
(a)    Guarantor agrees that nothing contained herein shall prevent Landlord from suing on the Lease or from exercising any rights available to it thereunder and that the exercise of any of the aforesaid rights shall not constitute a legal or equitable discharge of Guarantor. Without limiting the generality of the foregoing, Guarantor hereby expressly waives any and all benefits under California Civil Code § § 2809, 2810, 2819, 2345 and 2850.

(b)    Guarantor agrees that Guarantor shall with respect to any payment made hereunder have tic right of subrogation against Tenant or any right of contribution against any other guarantor unless and until all amounts due under the Lease have been paid in full and all other obligations under the Lease have been satisfied. Guarantor further agrees that, to the extent the waiver of Guarantor's rights of subrogation and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation Guarantor may have against Tenant with respect to any payment made hereunder shall be junior and subordinate to any rights Landlord may have against Tenant, and any rights of contribution Guarantor may have against any other guarantor with respect to any payment made hereunder shall he junior and subordinate to any rights Landlord may have against such other guarantor.
(c)    The obligations of Guarantor under this Guaranty shall not be altered, limited or affected by any case, voluntary or involuntary. involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Tenant or any defense which Tenant may have by reason of order, decree or decision of any court or administrative body resulting from any such case. Guarantor acknowledges and agrees that any payment which accrues with respect to

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Tenant's obligations under the Lease (including, without limitation, the payment of rent) after the commencement of any such proceeding (or, if any such payment ceases to accrue by operation of law by reason of the commencement of such proceeding, such payment as would have accrued if said proceedings had not been commenced) shall be included in Guarantor's obligations hereunder because it is the intention of the parties that said obligations should be determined without regard to any rule or law or order which may relieve Tenant of any of its obligations under the Lease. Guarantor hereby pennits any trustee in bankruptcy, receiver, debtor-in-possession, assignee for the benefit of creditors or similar person to pay Landlord, or allow the claim of Landlord in respect of; any such payment accruing after the date on which such proceeding is commenced.
10.    Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this Guaranty or pursuant to any applicable law or requirement of public authority, shall be in writing (whether or not so stated elsewhere in this Guaranty) and shall be deemed to have been properly given, rendered or made only if hand-delivered or soot certified by registered mail return receipt requested, postage pro-paid or by a nationally recognized overnight courier service, addressed to the other party at its respective address set forth below, and shall be deemed to have been given, rendered or made on the day it is hand-delivered, on the third business day after the day it is mailed, or two business days if by overnight courier. By giving notice as provided above, either party may designate a different address for notices, statements, demands, consents, approvals or other communications intended for it Guarantor hereby designates the entity indicated below as its agent for service of process in California.

To Guarantor:	Telefonaktiebolager LM Ericsson Torshamnsgatan 23 SE-164 83 Stockholm Sweden Attention: Corporate Treasury

with a copy to:

Ericsson Inc 6300 Legacy Drive Plano, Texas 75024 Attn. General Counsel Fax No : (872) 583-1839 Agent for Services of Process in California

To Landlord:	Carr NP Properties L.L.C. 200 Holger LLC 1810 Gateway Drive, Suite 150 San Mateo, CA 94404 Attn. Market Officer

and

Blackstone Real Estate Advisors 345 Park Avenue New York, NY 10154 Attn: Marshall Findley, Managing Director

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and

Allen Matkins Leek Gamble Mallory & Natsis LLP 1901 Avenue of the Stars Suite 1800 Los Angeles, California 90067 Attention: Anton N. Natsis, Easq.
11.    Guarantor represents and warrants to Landlord as follows:
(a)    No consent of any other person, including, without limitation, any creditors of Guarantor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by Guarantor in connection with this Guaranty or the execution, delivery, performance, validity or enforceability of this Guaranty and all obligations required hereunder. This Guaranty has been duly executed and delivered by Guarantor, and constitutes the legally valid and binding obligation of Guarantor enforceable against such Guarantor in accordance with its terms.
(b)    The execution, delivery and performance of this Guaranty will not violate any provision of any existing law or regulation binding on Guarantor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on Guarantor, or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which Guarantor is a party or by which Guarantor or any of Guarantor's assets may be bound, and will not result in, or require, the creation or imposition of any lien on any of Guarantor's property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract, or other agreement, instrument or undertaking.
12    This Guaranty shall be binding upon Guarantor, Guarantor's heirs, representatives, administrators, executors, successors and assigns and shall inure to the benefit of and shall be enforceable by Landlord, its successors, endorsees and assigns. As used herein, the singular shall include the plural, and the masculine shall include the feminine and neuter and vice versa, if the context so requires.
13    The tern "Landlord" whenever used herein refers to and means the Landlord specifically named in the Lease and also any assignee of said Landlord, whether by outright assignment or by assignment for security, and also any successor to the interest of said Landlord or of any assignee in the Lease or any part thereof, whether by assignment or otherwise. So long as the Landlord's interest in or to the Premises (as that term is used in the Lease) or the rents, issues and profits therefrom, or in, to or under the Lease, arc subject to any mortgage or deed of trust or assignment for security, no acquisition by Guarantor of the Landlord's interest in the Premises or under the Lease shall affect the continuing obligations of Guarantor under this Guaranty, which obligations shall continue in dill force and effect for the benefit of the mortgagee, beneficiary, trustee or assignee under such mortgage, deed of trust or assignment, or any purchaser at sale by judicial foreclosure or under private power of sale, and of the successors and assigns of any such mortgagee, beneficiary. trustee, assignee or purchaser.
14.    The term "Tenant" whenever used herein refers to and means the Tenant in the Lease specifically named and also any assignee or sublessee of said Lease and also any successor to the interests of said Tenant, assignee or sublessee of such Lease or any part thereof. whether by assignment, sublease or otherwise.
15.    In the event of arty dispute or litigation regarding the enforcement or validity of this Guaranty, the prevailing party shall be entitled to recover in such proceeding its costs and expenses (including without limitation, reasonable attorneys' fees) incurred regarding such dispute

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16.    This Guaranty shall be governed by and construed in accordance with the laws of the State of California. and in a case involving diversity of citizenship, shall be litigated in and subject to the jurisdiction of the courts of California.
17.    Every provision of this Guaranty is intended to be severable. In the event any term or provision hereof is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction, such illegality or invalidity shall not affect the balance of the terms and provisions hereof which terms and provisions shall remain binding and enforceable
18    This Guaranty may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same Guaranty with the same effect as if all parties had signed the same signature page. Any signature page of this Guaranty may be detached from any counterpart of this Guaranty and re-attached to any other counter-part of this Guaranty identical in form hereto but having attached to it one or more additional signature pages.
19.    No failure or delay on the part of Landlord to exercise any power, right or privilege under this Guaranty shall impair any such power, right or privilege, or be construed to be a waiver of any default or any acquiescence therein, nor shall any single or partial exercise of such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.
20.    This Guaranty shall constitute the entire agreement between Guarantor and the Landlord with respect to the subject matter hereof No provision of this Guaranty or right of Landlord hereunder may be waived nor may Guarantor be released from any obligation hereunder except by a writing duly executed by an authorized officer, director or trustee of Landlord.
21.    The liability of Guarantor and all rights, powers and remedies of Landlord hereunder and under any other agreement now or at any time hereafter in force between Landlord and Guarantor relating to the Lease shall be cumulative and not alternative and such rights, powers and remedies shall be in addition to all rights, powers and remedies given to Landlord by law
22.    Notwithstanding any contrary provision of this Guaranty, the Guarantor's maximum liability under this Guaranty shall in no event exceed the sum of the "Liability Amount", and the "Enforcement Costs," as those terms are defined hereinbelow. For purposes of this Guaranty, the "Liability Amount" shall mean Fifty Million Dollars ($50,000,000.00) Notwithstanding anything to the contrary set forth in this Section 22, the Guarantor shall additionally be liable for, and the Liability Amount shall not be reduced by, amounts recovered or collected by Landlord from the Guarantor and/or Tenant to the extent such amounts are reimbursement for interest due under the Lease and/or this Guaranty and costs and expenses as sot forth in Section 15, above (collectively, the "Enforcement Costs").
23.    The "Liability Amount", as set forth in Section 22, above, shall be reduced as of the commencement of the first "Option Term", as that term is defined in the Lease, to an amount equal to Ten Million Dollars ($10,000,000.00).
24.    This Guaranty shall terminate on the date which is one (1) year after the expiration or earlier termination of the Lease, unless, prior to such termination date, Landlord had commenced an action against Guarantor to recover amounts due under this Guaranty, in which ease this Guaranty shall continue in fill force and effect until such action is filly and finally adjudicated. In addition, if as of the commencement of any Option Term, Guarantor is able to prove to Landlord's reasonable satisfaction that the then Tenant under the Lease has a financial strength which is generally regarded as "investment grade", then this Guaranty shall terminate as of the first day of such Option Term.

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IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first above written
Telefonaktiebolager L.M. Ericsson (publ),
a Swedish corporation
By: /s/ Vidar Mohammad
Its: Vice President and Group Treasurer
By: /s/ Authorized Signatory
Its: Authorized Signatory

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